Equity Oil Company

                                   P.O. BOX 959 SALT LAKE CITY, UT 84110-0959


                                      Notice of Annual Meeting of Stockholders
                                                   May 10, 1995

         Notice is hereby given that the Annual Meeting of Stockholders of Equity Oil Company will be held at the Company's executive office, Suite 806, 10 West Third South, Salt Lake City, Utah, 84101, on the 10th day of May, 1995 at 2:00 p.m., to consider and act upon the following matters:
         1. To elect three directors to hold office for three years and until the Annual Meeting of Stockholders in 1998 or until their successors are duly elected and qualified.
         2. To amend the Articles of Incorporation to reduce voting requirements below two-thirds in certain situations.
         3. To amend the Articles of Incorporation to limit Directors' liability in certain cases.
         4. To transact such other business as may properly come before the meeting or any adjournment thereof.
         The Board of Directors has fixed the close of business on March 23, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. The transfer books will not be closed.
         You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to sign, date and return the enclosed proxy in the return envelope at your earliest convenience.
                                             BY ORDER OF THE BOARD OF DIRECTORS
                             CLAY NEWTON, Secretary


                                   PROXY STATEMENT

         This Proxy Statement is furnished to Stockholders of Equity Oil Company in connection with the solicitation of proxies by the Board of Directors of the Company to be used in voting at the Annual Meeting of Stockholders to be held May 10, 1995, at 2:00 p.m. at the Company's executive offices, Suite 806, 10 West Third South, Salt Lake City, Utah, or at any adjournment of said meeting. The Company's Annual Report is enclosed in the envelope. The approximate date on which the Proxy Statement and the form of Proxy will be first sent to Stockholders is April 5, 1995. The shares represented by valid proxies will, if received by the Company in time for the meeting, be voted as authorized by such proxies. If no instructions are given, the Shareholders' shares will be voted in favor of the Directors named thereon and for approval of Proposals 2 and 3, and upon such other business as may properly come before the meeting and any adjournment thereof. Each proxy is revocable at any time before it is voted.
         Only holders of common stock of record at the close of business on March 23, 1995 will be entitled to vote at the Meeting of Stockholders. On that date, the Company had issued 12,593,631 shares of common stock, par value $1.00 which is the only class of securities of the Company. There are 12,541,600 shares of said stock which are entitled to vote.
         Each shareholder of record entitled to vote shall have one vote for each share of stock standing in the shareholders' name on the books of the Company, except that for the election of directors, each shareholder shall have the right to vote all such shareholders' votes for as many persons as there are directors to be elected for whose election such shareholder has the right to vote. Cumulative voting is not allowed under the Articles of Incorporation of the Company.
         Under Colorado law, if a quorum is present at the meeting, the three nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present, in person or by proxy, and entitled to vote shall be elected directors. Proposals 2 and 3 must be approved by a vote of two-thirds of the outstanding shares entitled to vote on the matter. Abstentions will be treated as shares that are present for purposes of determining a quorum, but as not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. Abstentions from voting will have the practical effect, however, of voting against Proposals 2 and 3 since it is one less vote for approval. In the case of a broker "non-vote" (where a broker has not received specific instructions from the beneficial owner), those shares will be considered present for purposes of a quorum and maybe entitled to vote in the election of directors, but may not be entitled to vote on Proposals 2 and 3. Like abstentions, a broker non-vote may have the practical effect of a vote against Proposals 2 and 3 since it may constitute one less vote for approval.

                             EXPENSES OF SOLICITATION

         The expense of soliciting proxies, including costs of preparing, assembling and mailing of the notice, proxy, and proxy statement will be paid by the Company. The Company has engaged D. F. King & Co., Inc., New York, to assist in the soliciting of proxies from brokerage firms and others, and for forwarding the soliciting materials to beneficial owners of stock. It is estimated that up to $5,000 will be incurred by the Company in connection with the solicitation. In addition to the use of the mails, proxies may be solicited by personal interview or by telephone by officers and directors of the Company.

                            ITEM 1. ELECTION OF DIRECTORS

         The Articles of Incorporation of Equity Oil Company, as amended, divide the Board of Directors into three classes with staggered terms of three years. Accordingly, three directors of the Company are to be elected at the upcoming Annual Meeting, each to hold office for three (3) years or until 1998. The proxies solicited in connection with this proxy statement cannot be voted for a greater number than three directors. Mr. Dougan and Mr. Brandrup are presently directors of the Company. Information concerning the director nominees to be elected at the Annual Meeting and the continuing directors and officers is listed below.

   Names, Principal Occupations During the Past Five Years, and Selected Other
                     Information Concerning Nominees for Director


                                  Served since
PAUL M. DOUGAN  Age - 57                                           1992
Director
President and Chief Executive Officer, Equity Oil Company
President and Director, Symskaya Exploration, Inc.


Mr. Dougan acted as Corporate Secretary from 1968 until his appointment as President in January, 1994. Mr. Dougan serves as a Director of Leucadia National Corporation.


DOUGLAS W. BRANDRUP  Age - 54                                      1975
Director
Senior Partner, Griggs Baldwin & Baldwin
Attorney at Law - New York City, New York


JOSEPH C. BENNETT  Age - 62
Self-employed. Mining and oil and gas investments. Director, Coeur d'Alene Mines Corporaton, Conwest Exploration Company Limited, and Paragon Petroleum Limited. Received MS-Mineral Economics from Stanford University, 1959; BS-Mining Engineering from Stanford University, 1954.




         It is intended that the shares represented by the enclosed proxy will be voted for the election of the above named nominees, Paul M. Dougan, Douglas
W. Brandrup, and Joseph C. Bennett. In the event that any nominee for director should be unavailable or unable to serve, which is not anticipated, it is intended that such shares shall be voted for such substitute nominee as may be selected by the Board of Directors.

                   CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

                                                        Served             Term
                                                         Since           Expires

MIRVIN D. BORTHICK  Age - 70                              1979             1996
Director
Retired banker

L.E. BUZARDE, JR.  Age - 62                               1993             1996
Director
Chairman and Chief Executive Officer of Star Oil and Gas Inc. Mr. Buzarde has extensive experience in domestic and international oil and gas operations.

DAVID W. ALLEN  Age - 69                                  1972             1997

Director
Retired; formerly independent insurance agent.

WILLIAM D. FORSTER  Age - 48                              1994             1997

Private investment banker; Chairman and CEO, W. Forster & Co, Inc., New York.

CLAY NEWTON  Age - 37                                     1991
Treasurer, Equity Oil Company
Director and Treasurer, Symskaya Exploration, Inc.

Mr. Newton has served as Treasurer since May, 1991. From 1987 until his appointment as Treasurer, he served as the Company's Chief Accountant.


                         OTHER SIGNIFICANT EMPLOYEES


JAMES B. LARSON  Age - 33
Manager - Operations

Mr. Larson, a registered petroleum engineer, has served as Manager - Operations since 1994. He has been employed by the Company for over 10 years.


DAVID M. SEERY  Age - 40
Manager - Land and Denver Exploration Office

Mr. Seery has served as Manager - Land since 1994, and Manager - Denver Exploration Office since the beginning of 1995. Mr. Seery has been employed by the Company for over 10 years.

                        SECURITY OWNERSHIP OF MANAGEMENT
                                                   Amount and
                                                   Nature of
Title of                                           Beneficial        Percent
Class                    Name                      Ownership         of class
- --------------------------------------------------------------------------------
Common   1Paul M. Dougan                            443,276             3.4
          President, Chief Executive Officer
          and Director Nominee

         2Fred H. Evans                             311,043             2.4
          Chairman of the Board of Directors
          and Director

          Mirvin D. Borthick                          9,542               -
          Director

         3Douglas W. Brandrup                       264,000             2.0
          Director Nominee

          David W. Allen                            197,300             1.5
          Director

          Joseph C. Bennett                           1,000               -
          Director Nominee

          William D. Forster                         12,000               -
          Director

          L.E. Buzarde, Jr.                           7,000               -
          Director

         4Total Ownership of Directors             1,283,361            9.8
          and Executive Officers as a Group

- --------
1 The calculation of beneficial ownership includes 214,000 shares subject to outstanding options that were exercisable at the table date or within 60 days of such date; 76,676 shares owned by Mr. Dougan's wife and 31,206 shares held in a Family Limited Partnership of which Mr. Dougan is the general partner. The calculation does not include 3,470 shares for which Mr. Dougan's wife acts as trustee and 316,719 shares owned by Mr. Dougan's married daughters over which Mr. Dougan has no voting power and concerning which he is not the beneficial owner.

2 The calculation of beneficial ownership includes 287,000 shares subject to outstanding options that were exercisable at the table date or within 60 days of such date.

3 The calculation of beneficial ownership includes 212,000 shares concerning which Mr. Brandrup disclaims any beneficial ownership, consisting of 185,500 shares owned by various trusts for which Mr. Brandrup acts as trustee and has shared voting and investment power, and 26,500 shares owned by Mr. Brandrup's wife and children.

4 The calculation of beneficial ownership includes 539,200 shares subject to outstanding options that were exercisable at the table date or within 60 days of such date.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers and persons who own more than ten (10%) percent of the registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than ten (10%) percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

     Fred H. Evans, Chairman, failed to file on a timely basis an option grant which became effective upon shareholder approval at the 1993 Annual Meeting of Stockholders of the 1993 Equity Oil Company Incentive Stock Option Plan. This omission was corrected on an amended Form 5 filed January 12, 1995.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required for the fiscal year ending December 31, 1994, all other
Section 16(a) filing requirements applicable to its Officers, Directors and greater than ten (10%) percent beneficial owners were complied with.

COMMITTEES
     The Board of Directors has an Audit, Compensation, and Executive Committee. The Audit Committee consists of Mirvin D. Borthick, L.E. Buzarde, Jr., and William D. Forster. The Compensation Committee consists of Douglas W. Brandrup, David W. Allen, and William D. Forster. The Executive Committee consists of
Paul M. Dougan, Fred H. Evans, and David W.Allen. The Board does not have a Nominating Committee.

     The Audit Committee met once in 1994 to review the work of the independent auditors. The Compensation Committee met twice in 1994 to review executive compensation, the granting of options and to establish general wage policies. The Board of Directors held six meetings in 1994. No director attended less than 75% of the meetings.

COMPENSATION OF DIRECTORS
         Non-Employee Directors and the Chairman of the Board were each paid a retainer fee in the amount of $4,000 on December 31, 1994. In addition, fees of $500 were paid for each of the regular meetings attended in 1994. Each non-employee director was granted 2,000 shares of the Company's common stock as additional compensation, as provided for under the 1993 Incentive Stock Option Plan.

                                                  EXECUTIVE COMPENSATION

                                                SUMMARY COMPENSATION TABLE

         The following information is furnished for the years ended December 31, 1994, 1993, and 1992, respectively, for the Company's President and Chief Executive Officer and each of the other executive officers of the Company whose salary exceeded $100,000 during 1994.



                                                                                                Long Term Compensation
                                                   Annual Compensation                                       Awards
        Payouts
                                                              Other Annual    Restricted   Options/                      All Other
Name and Principal Position     Year  Salary ($)   Bonus ($)  Compensation   Stock Awards SARs(1)#)LTIP Payouts($)Compensation(2)($)
- ---------------------------     ----  ----------   ---------  ------------   ------------ -----------------------------------------
Paul M. Dougan(3)               1994   $175,000        -            -              -        70,000          -             $26,831
  President and                 1993   $145,000        -            -              -        68,000          -             $22,387
  Chief Executive Officer       1992   $125,000        -            -              -        20,000          -               NA

Edward J. Horan(4)              1994   $150,000        -            -              -        55,000          -             $37,301
  Exploration Vice-             1993   $147,000        -            -              -        68,000          -             $22,331
  President                     1992   $140,000        -            -              -        99,000          -               NA

Fred H. Evans(5)                1994   $ 60,000        -            -              -        10,000          -             $20,465
  Chairman of the Board         1993   $200,000        -            -              -        78,000          -             $30,177
                                1992   $200,000        -            -              -        99,000          -            $297,121




NOTES

(1) Does not include SARs as follows: (i) Mr. Dougan 25,000; (ii) Mr. Horan, 20,000; SARs are issued in tandem with non-qualified options, either of which, but not both, may be exercised. See Options Granted table for more information.

(2) The amounts shown in this column for the last fiscal year include the following: (i) Mr. Dougan, $26,250 - annual Company contribution to the defined contibution plan (DCP), $581 - Company paid term life insurance premiums; (ii) Mr. Horan, $22,500 - annual Company contribution to the DCP, $14,801 personal use of company provided automobile; (iii) Mr. Evans $9,000 - annual Company contribution to the DCP, $11,465 personal use of company provided automobile.

(3) Mr. Dougan served as Corporate Secretary until January 10, 1994, at which time he assumed the office of President and Chief Executive Officer.

(4) Mr. Horan retired from the Company on December 31, 1994.

(5) Mr. Evans served as President of the Company until January 10, 1994, at which time he assumed the office of Chairman of the Board.


                            OPTIONS GRANTED IN 1994

         The following information is furnished for the year ended December 31, 1994 for the Company's named executive officers for stock options granted in 1994.

                                                                                                  Potential Realizable Value
                                                                                                   at Assumed Annual Rates
                                                                                                 of Stock Price Appreciation
                                             Individual Grants                                         for Option Term
                                                     % of Total
                                          Options/  Options/SARs
                                            SARs     Granted to       Exercise or
                                           Granted  Employees in      Base Price     Expiration
         Name                                (#)     Fiscal Year         ($/Sh)         Date           5% ($)           10% ($)
         ----                              ------- ---------------    -----------   ------------     ----------       ---------
Paul M. Dougan(4).......................  (1)20,000     15.4%           4.2500        1/03/2004       $ 41,239         $116,015
                                          (2)50,000     39.7%           4.2500        1/03/2004       $103,098         $290,038
                                          (3)25,000     46.7%           4.2500        1/03/2004       $ 51,549         $145,019

Edward J.Horan(5).......................  (1)15,000     11.5%           4.2500        1/03/2004       $ 30,930         $ 87,011
                                          (2)40,000     31.7%           4.2500        1/03/2004       $ 82,479         $232,030
                                          (3)20,000     37.4%           4.2500        1/03/2004       $ 41,239         $116,015

Fred H. Evans(6)........................  (1)10,000      7.7%           4.2500        1/03/2004       $ 20,620         $ 58,008




         NOTES

 (1) Options granted under the Company's Incentive Stock Option Plan. Under the term of the Plan, options are 10 year options, generally terminating 3 months following an optionee's death or retirement.

 (2) Non-qualified stock options granted under the Company's Incentive Stock Option Plan. Under the terms of the Plan, these are ten year options, generally expiring three years following an optionee's retirement.

 (3) SARs issued in tandem with non-qualified options above, either of which, but not both, may be exercised.

 (4) Mr. Dougan served as Corporated Secretary until January 10, 1994, at which time he assumed the office of President and Chief Executive Officer.

 (5) Mr. Horan retired from the Company on December 31, 1994.

 (6) Mr. Evans served as President of the Company until January 10, 1994, at which time he assumed the office of Chairman of the Board.



            AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END VALUES

                                                   Shares                            Number of           Value of Unexercised
                                                 Acquired on         Value     Unexercised Options/      In-The-Money Options
Name                                            Exercise (#)     Realized ($) SARs at FY-End (#)(4)     /SARs at FY-End ($)(4)
- ----                                            ------------     ------------ ----------------------    ----------------------

Paul M. Dougan(5)..................................   -                -            (1)124,000                   8,750
                                                                                     (2)90,000                  12,500
                                                                                     (3)45,000                   6,250

Edward J. Horan(6).................................   -                -             (1)43,000                   8,750
                                                                                     (2)80,000                  12,500
                                                                                     (3)40,000                   6,250
                                                                                     (8)75,000                       -

Fred H. Evans(7)...................................   -                -            (1)162,000                   8,750
                                                                                     (2)50,000                  15,625
                                                                                     (3)25,000                   7,813
                                                                                     (8)75,000                       -


         NOTES

 (1) Options granted under the Company's Incentive Stock Option Plan. Under the term of the Plan, options are 10 year options, generally terminating 3 months following an optionee's death or retirement.

 (2) Non-qualified stock options granted under the Company's Incentive Stock Option Plan. Under the terms of the Plan, these are ten year options, generally expiring three years following an optionee's retirement.

 (3) SARs issued in tandem with non-qualified options, either of which, but not both, may be excercised.

 (4) All outstanding options/SARs are exercisable.

 (5) Mr. Dougan served as Corporate Secretary until January 10, 1994, at which time he assumed the office of President and Chief Executive Officer.

 (6) Mr. Horan retired from the Company on December 31, 1994.

 (7) Mr. Evans served as President of the Company until January 10, 1994, at which time he assumed the office of Chairman of the Board.

 (8) Non-qualified stock options granted by the Board of Directors on January 23, 1992, expiring ten years from the date of grant, notwithstanding an optionee's retirement.




REPORT OF THE COMPENSATION COMMITTEE

TO:  The Board of Directors

         The Compensation Committee (the Committee) evaluates management's performance, reviews and recommends compensation levels for Equity Oil Company's (the Company) executive officers, administers the Company's incentive stock option plans, and considers other related matters. The Committee consists solely of outside directors. No employee directors or any former officer or employee serve on the Committee or participate in its deliberations.

         The Company is in the oil and gas exploration and production business, an industry characterized by unpredictable revenues resulting from price volatility in world oil and gas markets. Because of this unstable environment, the Company's compensation policies are not based upon short-term, quarterly or yearly financial results; rather, the policies focus on longer term objectives and achievements, calculated to maintain and expand the Company's reserve base, such as locating and exploring promising prospects, and implementing projects designed to increase oil and gas production on existing properties.

         The Company's executive compensation policies have two main objectives:
(1) to ensure that executive officers' interests are aligned with the success of the Company by linking a portion of executive officer compensation to stockholder value, and (2) to provide competitive compensation packages that will attract, motivate, and retain superior executive officers.

         Each officer's compensation package consists of a base salary, participation in a contributory profit sharing plan, and incentive stock options granted by the Company. The Committee believes that incentive stock options are an excellent method of encouraging long term results, since they link potential compensation to increased stockholder value. When setting salary and option levels, the Committee reviews executive compensation data from a survey of companies that are similar to the Company in terms of revenue levels and industry specialization, which includes the registrants used by the Company in its self-constructed peer group. Based on those reviews, the Committee is of the opinion that the Company's executive compensation levels are below those of its peers.

         During the year, the Committee reviews the achievements and progress of the Company. This ongoing review, coupled with the statistical information on industry compensation trends, helped form the basis for the 1994 compensation packages recommended by the Committee. The Committee also considered each individual's contribution to the Company's ongoing and future success in setting specific salary and option levels.

         The President and Chief Executive Officer of the Company, Paul M. Dougan, assumed that position in January of 1994. Prior to that time, he served as Corporate Secretary and as Manager of Corporate Development, having been employed by the Company since 1961. As Mr. Dougan was new to the position of President and Chief Executive Officer in 1994, his compensation was not specifically tied to the performance in the prior year of the Company. Rather, the compensation determined for his new position was based on the type of peer-group evaluation discussed above for similarly situated executives. The Committee is of the opinion that Mr. Dougan's 1994 compensation package is also below that of his peers.

Respectfully submitted,

Equity Oil Company Compensation Committee

Douglas W. Brandrup, Chairman
David W. Allen
William D. Forster

                 COMPARISON OF CUMULATIVE SHAREHOLDER RETURN(1)


This page is a graphical representation of the performance graph required to be filed with this proxy statement. The graph compares the return of an investment in the Company's Common Stock at December 31, 1989 with a similar investment in the stocks of the Company's selected peer group, or with that of a published industry or line-of-business index, which in this case is the Russell 2000 Small Cap index.

The data points of the graph are as follows:

                         1989(1)    1990      1991      1992     1993      1994

Equity Oil Company        100     91.849    81.803    69.187   86.327    83.629
Peer Group(2)             100     82.881    64.328    71.845   73.301    68.040
Russell 2000 Small Cap    100     78.537   112.848   131.303  153.639   148.756



NOTES

(1) Assumes that the value of the investment in the Company's Common Stock and in each index was $100 on December 31, 1989, and that all dividends were reinvested.

(2) The peer group includes the following independent oil and gas exploration companies: Berry Petroleum, Comstock Resources, Magellan Petroleum Corp., Maynard Oil Co., McFarland Energy Inc., Patrick Petroleum Co., Swift Energy Co., and Wiser Oil Co. The index is weighted to reflect the relative market capitalization of the peer group companies.

                                AMENDMENT TO THE
                           ARTICLES OF INCORPORATION
                       TO REDUCE VOTING REQUIREMENT BELOW
                        TWO-THIRDS IN CERTAIN SITUATIONS

                            Item No. 2 on Proxy Card

Stockholders are asked to vote upon an Amendment to the Articles of Incorporation of the Company by adopting a new Article IX to the Company's Restated Articles of Incorporation as heretofore amended. The proposed Amendment is set forth in full in Appendix "A" and is incorporated herein by reference.

The Amendment would reduce the voting requirements on certain matters below the present two-thirds requirement.

                REASONS FOR AND GENERAL EFFECT OF THE AMENDMENT

The State of Colorado adopted the Colorado Business Corporation Act (the "Act") which became effective July 1, 1994. This Act replaced the Colorado Corporation Code, in its entirety, which was first enacted in 1958. There are many substantive changes in the new Act from the old code provisions.

The Corporation Code Revision Committee, a standing committee of the Business Law Section of the Colorado Bar Association, was responsible for drafting the Act. The Act is based on the 1984 Revised Model Business Corporation Act as modified (the "Model Act"). The Model Act is a product of the Committee On Corporate Laws of the Business Law Section of the American Bar Association.

One of the changes effected in the Act concerned the voting requirement for the adoption of amendments to the articles of incorporation. Under the old code, the affirmative vote of at least two-thirds of the shares of each class entitled to vote on all amendments was required (unless such vote was reduced, to not less than a majority, in the Articles of Incorporation). Under the new Act, an amendment must be approved by at least a majority of votes entitled to be cast thereon, if dissenters rights are involved, and if dissenters rights are not involved, by a greater number of votes in favor of the amendment than those opposing it at a meeting at which a quorum of votes is present.

The reduced voting benefits under the new Act, however, do not automatically apply to corporations established in Colorado prior to the passage of the new Act. Equity Oil Company is one of these corporations, and as a consequence, is still held to the two-thirds vote requirement that existed under the old code. This two-third vote requirement will continue indefinitely until an amendment is adopted to change the voting requirement to less than a two-third vote. If the old vote requirement is not changed, a vote of two-thirds of the outstanding stock of the company will be necessary to approve (a) most amendments to the Articles of Incorporation; (b) plans of merger or share exchange; (c) the sale, lease, exchange or other disposition of all or substantially all of the Company's property other than in the regular course of business; (d) proposals to dissolve; and (e) proposals to revoke a dissolution. The amendment will have no affect on the greater than two-thirds vote requirement contained in Articles V and VIII of the Articles of Incorporation. Article V relates to the number, election, and terms of office of the Board of Directors. Article VIII relates to the vote required in certain business combinations which are in opposition to a majority vote of the Board of Directors, or which do not meet certain price or procedural requirements.

Modern business practices require that corporations have greater flexibility in effecting changes in their governing documents in order to accommodate corporate opportunities and changes which occur from time to time. The Colorado Corporation Code Revision Committee and others responsible for drafting the new Act took this into consideration in reducing the voting requirements as did the Legislature of Colorado and the Governor when the Act was adopted. The need for greater flexibility is especially true in the case of Equity Oil Company since its stock is widely held, making it more difficult and expensive to obtain a two-thirds vote on matters requiring a shareholder vote. The Board of Directors is of the opinion that the benefits allowed by the Act should be made available to Equity Oil Company.

The Board of Directors has unanimously approved the Amendment and recommends to the stockholders that it be adopted.

A vote of two-thirds of all votes entitled to be cast thereon is required for approval of the Amendment. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY A PROXY DELIVERED TO THE BOARD OF DIRECTORS WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT.

                                AMENDMENT TO THE
                           ARTICLES OF INCORPORATION
                 TO LIMIT DIRECTORS' LIABILITY IN CERTAIN CASES

                            Item No. 3 on Proxy Card

Stockholders are asked to vote upon an Amendment to the Articles of Incorporation of the Company by adopting a new Article X to the Company's Restated Articles of Incorporation as heretofore amended. The proposed Amendment is set forth in full in Appendix "B" and is incorporated herein by reference.

The Amendment would eliminate a director's liability for monetary damages for a breach of the director's fiduciary duty of care. Colorado law does not allow, and accordingly the Amendment does not allow, for the elimination or limitation of a director's liability to a corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the corporation or to its shareholders; (ii) acts or omissions not in good faith; (iii) acts or omissions which involve intentional misconduct; (iv) a knowing violation of law;
(v) acts specified in Section 7-108-403 of the Colorado Business Corporation Act which prohibits unlawful distributions (payments of unlawful dividends, unlawful stock purchases or unlawful guarantees, etc.); or (vi) transactions from which a director directly or indirectly derives an improper personal benefit.

The Board of Directors has unanimously approved the Amendment and recommends that the stockholders vote to adopt it.

                           REASONS FOR THE AMENDMENT

Developments in recent years have placed directors at a greater risk than ever before as a result of litigation which has eroded the business judgment rule which has traditionally insulated directors from liability for business judgments made in the course of managing the affairs of corporations. As a result of this erosion, directors and officers liability insurance has become increasingly expensive to maintain. Colorado, as well as other states, has viewed these developments as a threat to the quality and stability of corporate governance because many directors have become unwilling to serve without insurance protection, and those who do serve may be inhibited by the unavailability of insurance from making business decisions which may be in the best interests of the corporation. In order to meet these problems, Colorado has enacted legislation to allow additional protection to directors and which permits corporations and their stockholders to adopt amendments to remove director's exposure to liability for certain breaches of a director's fiduciary duty, either in a suit by or on behalf of the corporation or in an action by stockholders of the corporation. While the Company presently maintains director and officer liability insurance, certain of the Company's directors have expressed concern about continuing to serve as directors in the absence of the protection provided by the proposed Amendment (although none of the Company's directors have indicated an intention to resign should the proposed Amendment not be approved.) The Amendment being proposed to the stockholders is designed to limit the directors' liability to the extent permitted by the Act and any statutory amendments hereafter adopted which expand the coverage of the Act.

                    DESCRIPTION AND EFFECT OF THE AMENDMENT

The Board of Directors proposes that the stockholders adopt the Amendment in order to take full advantage of the provisions of Colorado law limiting director liability. The law applies only to directors actions as directors, and therefore it does not limit the liability of a director for actions taken in a capacity other than as a director, such as in the capacity of an officer or a majority shareholder. The Amendment, in conjunction with the statutory provision, eliminates a director's liability to stockholders or the Company for money damages in certain cases arising out of a director's breach of fiduciary duty of care. The effect of the Amendment would insulate a director from personal liability even if such director acted without due care (was grossly negligent) or conversely, if such director failed to act with due care in reaching a decision regarding the corporation. The duty of care refers to the fiduciary duty of directors to be sufficiently diligent and careful in considering a transaction or taking or refusing to take some corporate action. The Amendment would not eliminate the duty of care; it would only eliminate monetary damage awards occasioned by a breach of that duty. Thus, even if the Amendment is adopted, a breach of the duty of care would remain a valid basis for a suit seeking to stop a proposed transaction from occurring.

As stated above, the act does not allow or permit the elimination of liability in the following situations: (i) any breach of the director's duty of loyalty to the corporation or to its shareholders; (ii) acts or omissions not in good faith; (iii) acts or omissions which involve intentional misconduct; (iv) a knowing violation of law; (v) acts specified in Section 7-108-403 of the Colorado Business Corporation Act which prohibits unlawful distributions (payments of unlawful dividends, unlawful stock purchases or unlawful guarantees, etc.); or (vi) transactions from which a director directly or indirectly derives an improper personal benefit. Thus, liability for monetary damages still exists under the Amendment if liability is based on any if these six grounds. In addition, the Amendment does not limit directors' liability under federal securities laws. The Amendment would further provide that any repeal or modification of the Amendment by the stockholders of the Company would be prospective only, and would not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.

The Amendment would limit the directors' liability only for future conduct and would not limit liability for conduct which predates adoption of the Amendment. The Company is not aware of any pending or threatened claims which would be affected by the Amendment.

To date, there has not been any significant judicial interpretations of the scope or validity of amendments adopted pursuant to the above provision of the Colorado Code. Courts could rule, under various legal theories, that certain liabilities which the Code purports to eliminate remain, notwithstanding an amendment pursuant to the above statutory provision. The Amendment's coverage would extend only so far as is legally permitted. If the courts or the Colorado legislature narrow or expand the coverage of the Act, the Amendment would likewise be narrowed or expanded without further stockholder action.

The Board of Directors believes that the Amendment would be in the best interest of the stockholders as well as the Company. The Amendment would help maintain the Company's ability to attract and retain qualified individuals to serve as directors of the Company by protecting directors (and potential directors) for their good faith decisions. Such protection may be available through directors and officers liability insurance, but without such Amendment, the costs of such insurance may become prohibitive. On the other hand, the Amendment limits the remedies available to a stockholder dissatisfied with a Board decision which is protected by the Amendment. A stockholder's only remedy in such a circumstance is to sue to stop the completion of the Board's action. In many situations, this remedy may not be effective. Stockholders, for example, may not be aware of a transaction or an event until it is too late to prevent it. In these cases, the stockholders and the Company could be injured by a careless Board decision and yet have no effective remedy.

The Board of Directors believes that the diligence exercised by directors stems primarily from their desire to act in the best interests of the Company, and not from a fear of monetary damage awards. Consequently, the Board believes that the level of scrutiny and care exercised by directors will not be lessened by the adoption of the Amendment. Nonetheless, the directors do have a personal interest in seeing the Amendment approved.

The Board of Directors has unanimously approved the Amendment and recommends to the stockholders that it be adopted.

A vote of two-thirds of all votes entitled to be cast thereon is required for approval of the Amendment. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY A PROXY DELIVERED TO THE BOARD OF DIRECTORS WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Information concerning beneficial owners of more than five percent of registrant's voting securities is as follows:
                                                  Amount and
                                                   Nature of
Title of       Name and Address of                Beneficial          Percent
Class          Beneficial Owner                   Ownership          of Class

Common        1J. Lynn Dougan                       860,000              6.9
               10 W. Broadway, Suite 310
               Salt Lake City, UT 84101

              2Dimensional Fund                     639,925              5.1
               Advisors, Inc.
               1299 Ocean Ave., 11th Floor
               Santa Monica, CA 90401



1          The calculation of beneficial ownership includes 315,000 shares owned by the Galena Group, a limited partnership of which Mr. Dougan is the general partner and has sole voting and investment power. Mr. Dougan is the brother of Paul M. Dougan, President of the Company.

2          According to a Schedule 13-G dated January 30, 1995 by Dimensional
Fund Advisors, Inc.

                                    AUDITORS

The Company's financial statements for the year ended December 31, 1994 were examined by the independent certified public accounting firm of Coopers & Lybrand L.L.P. The Board of Directors has again selected their firm to serve as the auditors for the Company for 1995. A representative of Coopers & Lybrand L.L.P. is expected to be present at the stockholders' meeting to make any statement they may desire or respond to such questions as may be appropriate.

                         DATE FOR SHAREHOLDER PROPOSALS
                          FOR THE 1996 ANNUAL MEETING

If shareholders desire to submit proposals to be presented at the Company's 1996 Annual Meeting, the same should be sent to Equity Oil Company at its principal executive office: P.O. Box 959, Salt Lake City, Utah 84110-0959, no later than December 1, 1995; otherwise, the proposal or proposals shall not be included in the Company's proxy statement or form of proxy for the 1996 Annual Meeting.

                             ADDITIONAL INFORMATION

UPON WRITTEN REQUEST OF A BENEFICIAL OWNER OF ITS SECURITIES, ISSUER WILL SEND WITHOUT CHARGE A COPY OF ISSUER'S ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ISSUER'S MOST RECENT FISCAL YEAR, INCLUDING APPLICABLE FINANCIAL STATEMENTS AND SCHEDULES. WRITTEN REQUESTS SHOULD BE DIRECTED TO CLAY NEWTON, SECRETARY, EQUITY OIL COMPANY, P.O. BOX 959, SALT LAKE CITY, UTAH 84110-0959.

                            DISCRETIONARY AUTHORITY

The Board of Directors is not aware of any matter which may properly be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies' discretionary authority to vote the same in respect of any such other matter in accordance with their best judgement in the interest of the Company.

                                             BY ORDER OF THE BOARD OF DIRECTORS
                                                  CLAY NEWTON, Secretary

                                  APPENDIX "A"

                                   ARTICLE IX

 On each of the following matters, if shareholder action on such matter is required by the laws of Colorado (as the same exist or may hereafter be amended and if a greater vote is not in effect with respect to such matter as permitted by such laws or the Articles of Incorporation) the required vote to approve such matter shall be a majority of all the votes entitled to be cast on such matter:
(1) an amendment to the Articles of Incorporation; (2) a merger or plan of share exchange; (3) a transaction involving a sale, lease, exchange or other disposition of all, or substantially all, of the property of the corporation, with or without its goodwill, otherwise than in the usual and regular course of business; and (4) a proposal to dissolve the corporation or to revoke such dissolution. Notwithstanding the foregoing, if a lower vote of the shareholders is permitted by the laws of Colorado (as the same now exist or may hereafter be amended or changed) on any such matter, such lower voting requirement shall apply. If any shares are entitled by law to vote on any matter as a separate voting group with respect to such matter, the foregoing voting requirements shall apply to each such voting group with respect to such matter.



                                  APPENDIX "B"

                                   ARTICLE X

 To the full extent permitted by the laws of Colorado, as the same exist or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                  APPENDIX "C"

                                 FORM OF PROXY


                               Equity Oil Company

                   P.O. BOX 959 SALT LAKE CITY, UT 84110-0959


                    Notice of Annual Meeting of Stockholders
                                  May 10, 1995

         Notice is hereby given that the Annual Meeting of Stockholders of Equity Oil Company will be held at the Company's executive office, Suite 806, 10 West Third South, Salt Lake City, Utah, 84101, on the 10th day of May, 1995 at 2:00 p.m., to consider and act upon the following matters:
         1. To elect three directors to hold office for three years and until the Annual Meeting of Stockholders in 1998 or until their successors are duly elected and qualified.
         2. To amend the Articles of Incorporation to reduce voting requirements below two-thirds in certain situations.
         3. To amend the Articles of Incorporation to limit Directors' liability in certain cases.
         4. To transact such other business as may properly come before the meeting or any adjournment thereof.
         The Board of Directors has fixed the close of business on March 23, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. The transfer books will not be closed.
         You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to sign, date and return the enclosed proxy in the return envelope at your earliest convenience.
                                             BY ORDER OF THE BOARD OF DIRECTORS
                                                        CLAY NEWTON, Secretary

         1. To elect three directors to hold office for three years and until the Annual Meeting of Stockholders in 1998 or until their successors are duly elected and qualified.

                  NOMINEES:  Paul M. Dougan, Douglas W. Brandrup,
                             Joseph C. Bennett

                  (INSTRUCTION: to withhold authority to vote for any
                   individual nominee, write that nominee's name in the space proved below.

         2. To amend the Articles of Incorporation to reduce voting requirements below two-thirds in certain situations.

         3. To amend the Articles of Incorporation to limit Directors' liability in certain cases.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               EQUITY OIL COMPANY

The undersigned, revoking all prior proxies, hereby appoints Paul M. Dougan, President, and Clay Newton, Secretary, and any one or both of them with full power of substitution, as proxy or proxies of the undersigned, to vote all shares of common stock of EQUITY OIL COMPANY of the undersigned as if the undersigned were personally present and voting at the Company's Annual Meeting, May 10, 1995, and at all adjournments thereof.